FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT (the “Amendment”) to the Distribution Agreement dated March 31, 2020 (the “Agreement”) among Manager Directed Portfolios (the “Fund Company”), a Delaware statutory trust, Hood River Capital Management LLC, an Oregon limited liability company (the “Adviser”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor” and, together with the Fund Company and Adviser, the “Parties”), has an Effective Date of August 10, 2021.

RECITALS

WHEREAS, the Parties have entered into the Agreement.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement.

WHEREAS, Section 11(b) of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the Parties agree as follows:

Exhibit A of the Agreement is replaced by the Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Wisconsin.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

MANAGER DIRECTED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC

By: /s/ Alyssa M. Bernard	By: /s/ Mark Fairbanks
Name: Alyssa M. Bernard	Name: Mark Fairbanks
Title: Vice President and Secretary	Title: Vice President
Date: 9/2/21	Date: 9/3/21
HOOD RIVER CAPITAL MANAGEMENT LLC

By: /s/ Brian Smoluch
Name: Brian Smoluch
Title: Principal
Date: 8/31/21

EXHIBIT A

Hood River Small-Cap Growth Fund
Hood River International Opportunity Fund